EXHIBIT 99.1

[Introductions]

SmallCap- So Howard, tell us what China Direct has been up to in the past 3 months.

Howard- Well Stuart, we have been busy growing our gift subsidiary, Souvenir Direct inc. Gross sales this 2005 fiscal year are projected to be 20% above fiscal year 2004' gross sales due to new customers. We have moved into larger offices and hired additional experienced sales staff. Our theme park sales continue to grow as we introduce new designs and products to our customers and we currently are selling products to 29 countries worldwide.

SmallCap- That sounds great. Sounds like your other subsidiary has some new news , can you comment on the latest news about the companies newest initiative into generator sales?

Howard- Stuart as you may recall we have another subsidiary called China Pathfinder Fund, LLC and that company was set up to trade items other than Souvenirs and gifts. A few months ago I recognized the need for large sized generators. We quickly sourced the two major generator manufacturers in China, attained exclusive distribution rights for the US market and then searched for a few qualified commission salespeople. Our sales staff began marketing last month and two weeks ago we signed an exclusive distribution agreement with Complete Power Solutions, LLC which is the exclusive generator supplier to Home Depot in Dade and Broward Counties. Complete Power is also moving into the Northeast and Southeast through Home Depot stores in those regions. The retailer displays a unit in every store and when a customer orders one for direct shipment and installation.

Of course we have a lot of work to do the next two months as we are working with our exclusive Chinese manufacturers in getting our generators UL approved. These would be the first large sized generators from China with UL approval, so we believe that once this is attained, we will be able to establish a market presence in the US. We have exclusive rights to the US with two generator manufacturers for one year (which exclusivity continues if we meet stated sales goals) and are working on signing a third. This will ensure we have adequate supply as well as providing us with exclusivity in the US for some of the major Chinese generator manufacturers.

SmallCap- This sounds like a great opportunity for your company.

Howard- It is. It will change the complexion of our company as Souvenir Direct's sales for 2005 will be roughly one point two million dollars and we already have generator order commitments for 2006 of seven million dollars. Assuming all the generators covered by purchase orders are sold and assuming that we continue to see the current interest in the generators continue in 2006, we expect our generator sales could evolve into a major business line for our company as well as create the sort of financial performance necessary to ultimately achieving a listing on NASDAQ Smallcap.

SmallCap- Sounds like you're not just a souvenir company anymore. What is the future of China Direct Trading Corp.?

Howard- We have always had the ability and infrastructure to become a general trading company and now we are taking advantage of our 21 years experiences in doing business with China. I see our company selling in the future a diverse range of Chinese-made consumer and industrial products as well as having an established business development operation assisting US companies in doing business in China and assisting Chinese companies in conducting business in the US. I would want a virtual operation capable to focusing on selling products that are in demand in the US. I would also hope achieve NASDAQ Small Cap listing in the future.

SmallCap- Well sounds like a bright future for an up and coming micro cap stock called China Direct Trading Corp., symbol CHDT.